EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE


Contact:
Richard N. Small
Senior Vice President, Chief Financial Officer
617-933-2130

Ritu Baral
The Trout Group
212-477-4007 ext. 25
(investor relations)

          POINT THERAPEUTICS ANNOUNCES PUBLICATION OF STUDY CONFIRMING
             IN VIVO HEMATOPOIETIC ACTIVITY OF SMALL MOLECULE PT-100

BOSTON, MA. (BUSINESS WIRE)--May 22, 2003--Point Therapeutics, Inc. (OTC BB:
POTP.OB) today announced that a study investigating its lead product candidate, the small molecule PT-100, has been published as a First Edition paper in Blood Online. The study, entitled "Hematopoietic stimulation by a dipeptidyl inhibitor reveals a novel regulatory mechanism and therapeutic treatment for blood cell deficiencies" will also appear in the September 1, 2003 issue of Blood, which is a peer-reviewed publication issued 25 times per year by the American Society of Hematology.

The study showed that PT-100 can stimulate the growth of hematopoietic progenitor cells in vivo, and accelerate neutrophil and erythrocyte regeneration in mouse models of neutropenia and acute hemolytic anemia. Hematopoietic stimulation by PT-100 appears to be due to its ability to rapidly increase cytokine production in vivo. The authors conclude their data support the feasibility of identifying small molecules such as PT-100 which can regulate complex biological systems. Lead author Barry Jones, Point Therapeutics Senior Vice President of Research, states "PT-100 was found to have potent hematopoietic stimulatory activity in vitro in human hematopoietic cultures and in vivo in mouse models; therefore, it is an extremely interesting therapeutic candidate for the treatment of hematopoietic disorders in humans. These results provided the basis for the Company to initiate human clinical studies for the use of PT-100 for chemotherapy-induced blood cell deficiencies."

PT-100 is currently being tested in a Phase I/II trial as an adjunct therapy for the treatment of neutropenia in chemotherapy patients. Also, PT-100 may have potential for the treatment of a variety of hematopoietic disorders, including those that occur in AIDS patients. In addition, the Company has discovered that PT-100 can stimulate the production of cytokines and chemokines that are known to promote both the acquired and innate immune defenses against malignant tumors. The Company has demonstrated the anti-tumor activity of PT-100 in pre-clinical animal experiments using a variety of tumor models.



ABOUT POINT THERAPEUTICS, INC.:

Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of certain hematopoietic disorders and a variety of cancerous tumors. Point's lead product candidate, PT-100, has the potential to treat a number of different hematopoietic disorders, such as neutropenia and anemia. PT-100 is currently being evaluated in a Phase I/II clinical study in which cancer patients undergoing chemotherapy are treated with PT-100 for neutropenia. Point is also developing PT-100 as a potential therapy to inhibit the growth of certain cancerous tumors. Point currently plans to initiate a clinical program in 2003 to test the safety and efficacy of PT-100 in combination with Rituxan(R) in patients with hematological malignancies such as Non-Hodgkin's lymphoma (NHL) and chronic lymphocytic leukemia (CLL).

Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believe," "expect," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of the Company to (i) successfully develop products, (ii) obtain the necessary governmental approvals, (iii) effectively commercialize any products developed before its competitors and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and from time to time in the Company's other reports filed with the Securities and Exchange Commission.